EXHIBIT 10.30

SHIPSALES CONTRACT

FOR

CONSTRUCTION AND SALE

OF

A 87,000 MTDW SINGLE SCREW

DIESEL DRIVEN BULK CARRIER

(THE FUTURE-87)

HULL NO. 3255

BETWEEN

ENIADEFHI SHIPPING CORPORATION

AND

ITOCHU CORPORATION

I

I N D E X

II

ARTICLE V – APPROVAL OF DRAWINGS AND INSPECTION

1.	Appointment of Buyer’s Representative	P-15

2.	Approval of Drawings	P-15

3.	Inspection by Buyer	P-15

4.	Facilities	P-16

5.	Liability of Seller and/or Builder	P-16

6.	Responsibility of Buyer	P-17

ARTICLE VI – SEA TRIAL

1.	Notice	P-18

2.	Weather Condition	P-18

3.	How conducted	P-18

4.	Method of Acceptance or Rejection	P-19

5.	Effect of Acceptance	P-19

6.	Disposition of Remaining Consumable Stores	P-20

ARTICLE VII – DELIVERY

1.	Time and Place	P-21

2.	When and How Effected	P-21

3.	Documents to be Delivered to Buyer	P-21

4.	Title and Risk	P-22

5.	Removal of Vessel	P-22

ARTICLE VIII – DELAY AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Clause of Delay	P-23

2.	Notice	P-23

3.	Right to Rescind for Excessive Permissible Delay	P-24

4.	Right to Rescind for Excessive Delay	P-24

5.	Definition of Permissible Delay	P-24

ARTICLE IX – WARRANTY

1.	Warranty and Warranty Period	P-26

2.	Notice of Defects	P-26

3.	Extent of Seller’s and Builder’s Liability	P-26

4.	Remedy of Defects Covered by Warranty	P-27

III

5.	Freight Charges	P-27

6.	Conditions of Warranty	P-28

7.	Warranty to be Exclusive	P-28

8.	Assignment of Rights	P-28

9.	Arbitration	P-28

ARTICLE X – RESCISSION BY BUYER

1.	Notice	P-29

2.	Refund to Buyer	P-29

4.	Discharge of Obligations	P-29

5.	Refund Guarantee	P-29

ARTICLE XI – BUYER’S DEFAULT

1.	Definition of Default	P-31

2.	Interest and Charge	P-31

3.	Effect of Default	P-31

4.	Disposal of Vessel	P-32

ARTICLE XII – BUILDER’S INSURANCE

1.	Extent of Insurance Coverage	P-33

2.	Application of Recovered Amount	P-33

3.	Termination of Seller’s and Builder’s Obligation to Insure	P-34

ARTICLE XIII – DISPUTES AND ARBITRATION

1.	Disputes	P-35

2.	Arbitration	P-35

3.	Alteration of Expected Delivery Date	P-35

ARTICLE XIV – RIGHT OF ASSIGNMENT		P-37

ARTICLE XV – TAXES AND DUTIES

1.	Taxes and Duties Imposed in Japan	P-38

2.	Taxes and Duties Imposed outside Japan	P-38

ARTICLE XVI – PATENTS, TRADEMARKS AND COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights	P-39

2.	Specifications, Plans and Drawings	P-39

IV

ARTICLE XVII – BUYER’S SUPPLIES

1.	Responsibility of Buyer	P-40

2.	Responsibility of Seller and/or Builder	P-40

3.	Running Spares, Stores, Provisions and Other Supplies	P-41

ARTICLE XVIII – NOTICE		P-42

ARTICLE XIX – EFFECTIVE DATE OF CONTRACT		P-43

ARTICLE XX – SELLER’S AND/OR BUILDER’S DEFAULT		P-44

ARTICLE XXI – INTERPRETATION

1.	Law and Regulations Applicable	P-45

2.	Discrepancies	P-45

3.	Entire Agreement	P-45

END OF CONTRACT		P-46

EXHIBIT “A” – Stage Certificate

EXHIBIT “B” – Performance Guarantee

EXHIBIT “C” – Refund Guarantee

V

SHIPSALES CONTRACT

FOR CONSTRUCTION AND SALE

OF A 87,000 MTDW SINGLE SCREW

DIESEL DRIVEN BULK CARRIER

HULL NO. 3255

THIS CONTRACT, made and entered into this 28th day of August, 2006 by and between ENIADEFHI SHIPPING CORPORATION, a corporation organized and existing under the laws of Liberia having its registered office at 80 Broad Street, Monrovia (hereinafter called the “Buyer”), the party of the first part, and ITOCHU CORPORATION, a corporation organized and existing under the laws of Japan, having its registered office at 5-1, Kita-Aoyama 2 chome, Minato-ku, Tokyo, 107-8077, Japan, (hereinafter called the “Seller”), the party of the second part.

W I T N E S S E T H:

In consideration of the mutual covenants herein contained, the Seller agrees to cause IHI MARINE UNITED INC., a corporation organized and existing under the laws of Japan, having its registered office at 22-23, Kaigan 3-chome, Minato-ku, Tokyo 108-0022, Japan (hereinafter called the “Builder”) to construct, equip and complete one (1) unit of Bulk Carrier as more fully described in Article I hereof (hereinafter called the “Vessel”) at one of the Builder’s shipyards in Yokohama or Kure, Japan (hereinafter called the “Shipyard”) and sell and deliver the Vessel to the Buyer , and the Buyer agrees to purchase and take delivery of the Vessel from the Seller and to pay for the same, subject to and in accordance with the terms and conditions hereinafter set forth.

ARTICLE I – SPECIFICATIONS AND CLASS OF VESSEL

1.	Specifications :

The Vessel which has been designed by the Builder shall have the Builder’s Hull No. 3255 and shall be constructed, equipped and completed in compliance with the following documents:

Specifications (Dwg. No. K0000301)

General Arrangement (Dwg. No. K2000401)

(The above two (2) documents are hereinafter collectively called the “Specifications”)

The Shipbuilding Process and Inspection Standard, 2002 (SPAIS 2002)

Quality & Inspection Standard for Ship’s Painting, 2002 (QISSP 2002)

(The above two (2) documents are hereinafter collectively called the “Inspection Standards”)

The Specifications and the Inspection standards signed by the parties hereto are attached hereto for identification and form an integral part hereof.

2.	Principal Particulars:

The principal particulars of the Vessel shall be as follows:

(a)	Hull:

Length overall	approx. 229.00 m
Length between perpendiculars	219.90 m
Breadth, moulded	36.50 m
Depth, moulded	19.90 m
Designed draught, moulded	12.40 m
Scantling draught, moulded	14.10 m

(b)	Propelling Machinery:

Type	DU WARTSILA 6RTA58T
No. of Set	One (1)
Normal Output	8,550 KW at about 89.3 RPM
Maximum Continuous Output	10,300 KW at about 95.0 RPM

(c)	Deadweight :

For the purposes of reduction or increase in the Contract Price (as defined in Paragraph 1 of Article II hereof) or rescission by the Buyer of this Contract, only under Article III hereof, the Builder guarantees that the deadweight of the Vessel at the scantling draught as determined in accordance with the Specifications shall not be less than 86,800 metric tons (hereinafter called the “Guaranteed Deadweight”).

The actual deadweight of the Vessel when completed shall be calculated by the Builder in accordance with the Specifications.

(d)	Speed:

For the purposes of reduction in the Contract Price or rescission by the Buyer of this Contract, only under Article III hereof, the Builder guarantees that the trial speed of the Vessel as determined in accordance with the Specifications shall not be less than 15.45 knots (hereinafter called the “Guaranteed Speed”) at a normal output of the main engine in clean bottom, calm and deep sea.

In case of rough sea and/or shallow water condition at sea trial, the speed results shall be corrected to calm and deep sea condition according to the method prescribed in the Specifications.

(e)	Fuel Consumption:

For the purposed of reduction in the Contract Price or rescission by the Buyer of this contract, only under Article III hereof, the Builder guarantees that the fuel consumption of the main engine as determined in accordance with the Specifications shall not be more than 167.7 grams/kWh (hereinafter called the “Guaranteed Fuel Consumption”) at a normal output of the main engine using fuel oil having net calorific value of 42,700Kj/kg based on shop trial under ISO reference condition.

3.	Class and Rules:

The Vessel, including its machinery, equipment and outfitting shall be constructed in accordance with the rules and requirements and under survey of Lloyd’s Register of Shipping (hereinafter called the “Classification Society”) and shall be distinguished in the register of the Classification Society by the symbols of + 100A1 Bulk Carrier, BC-A, Strengthened for Heavy Cargoes, Holds Nos.2, 4 & 6 may be empty, ShipRight (SDA, FDA, CM), ESN, ESP, LI, + LMC, UMS, *IWS.

The Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the Specifications. The Seller or the Builder shall provide the Buyer with a copy of all correspondence e-mails and notes of meetings with the Classification Society in respect of any particular matter whenever requested in writing by the Buyer.

All the foregoing rules, regulations and requirements including those of the Classification Society applicable to the Vessel shall be those which are published as of the date of this Contract and which are in force or will have mandatory application to the Vessel.

All fees and charges incidental to compliance with the foregoing rules, regulations and requirements shall be for the account of the Builder.

4.	Places of Assembly and Construction :

Save as provided in paragraph 5 the Vessel shall be assembled, constructed, equipped, launched and completed at the Shipyard. The Builder may not without the Buyer’s prior written consent fabricate, assemble or manufacture any parts and/or any components of the Vessel at any places other than the Shipyard or at one of its other facilities in Japan at the Builder’s discretion and responsibility.

5.	Subcontracting:

In addition to any parts of the Vessel specified and agreed in the Specification the Builder may also at its sole discretion and responsibility subcontract the construction of any part of the vessel in Japan. The Builder shall not subcontract the construction of the hull structure, superstructure and rudder of the Vessel outside Japan in excess of 250 metric tons without the Buyer’s prior written consent (which consent shall not be unreasonably withheld).

6.	Registration of Vessel:

The Vessel shall be registered by the Buyer at its own cost and expense under the laws of Cyprus with its home port of Limassol.

7.	Obligations of the Builder:

Any obligations hereunder of the Builder are obligations of the Seller. The Seller is fully responsible hereunder for the due performance of all the Builder’s rights and obligations as “Builder” in accordance with the terms and conditions of this Contract. A copy of this Contract will be provided by the Seller to the Builder and the Seller warrants that the Builder will comply with its obligations hereunder.

(End of Article)

ARTICLE II – CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price :

The total purchase price of the Vessel net receivable by the Seller and exclusive of the Buyer’s Supplies (as defined in Paragraph 1 of Article XVII hereof but inclusive of the cost of storing, insuring, handling and installing the same in the vessel) is Four Billion Two Hundred Sixty Million Japanese Yen (JPY4,260,000,000.-) (hereinafter called the “Contract Price”) subject only to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.	Adjustment of Contract Price :

Adjustment of the Contract Price, if any, in accordance with the provisions of this Contract shall be made by way of addition to or subtraction from the instalment due and payable upon delivery of the Vessel in the manner as hereinafter provided.

3.	Currency :

Any and all payments by the Buyer to the Seller under this Contract shall be made in Japanese Yen.

4.	Due Date and Due Amount of Payment

The Contract Price shall be payable by the Buyer to the Seller on and in the following due dates and instalments without any deduction whatsoever.

Any and all expenses for remittance and any other charges of any nature whatsoever connected with the following payments by the Buyer to the Seller shall be for the account of the Buyer.

(a)	First Instalment:

Five Hundred Fifty Million Japanese Yen (JPY550,000,000.-) shall be due and payable upon the later of (i) the execution of this Contract and the Performance Guarantee relating hereto by all parties; and (ii) the date of delivery of the original letter of Refund Guarantee specified in Article X hereof to the Buyer at its address as set out in Article XVIII.

(b)	Second Instalment

Four Hundred Million Japanese Yen (JPY400,000,000.-) shall be due and payable upon the later of (i) eighteen (18) months after the execution of this Contract; and (ii) the date of delivery of the original letter of Refund Guarantee in relation to the Second Instalment specified in Article X hereof to the Buyer at its address as set out in Article XVIII.

(c)	Third Instalment:

Four Hundred Million Japanese Yen (JPY400,000,000.-) shall be due and payable upon the later of (i) the date of delivery to the Buyer’s Representative of a Stage Certificate in the form of Exhibit “A” attached hereto confirming keel laying of the Vessel has been completed and such Certificate being signed by the Classification Society Surveyor, the Builder and the Buyer’s Representative (provided however that in the event the Buyer’s Representative is absent from the Shipyard on the date the said Stage Certificate is to be signed, then the Buyer’s Representative’s signature will not be required in relation to the execution of such Stage Certificate); and (ii) the date of delivery of the original letter of Refund Guarantee in relation to the Third Instalment specified in Article X, paragraph 4 hereof to the Buyer at its address as set out in Article XVIII.

(d)	Fourth Instalment:

Four Hundred Million Japanese Yen (JPY400,000,000.-) shall be due and payable upon the later of (i) the date of delivery to the Buyer’s Representative of a Stage Certificate in the form of Exhibit “A” attached hereto confirming launching of the Vessel has been completed and such Certificate being signed by the Classification Society Surveyor, the Builder and the Buyer’s Representative (provided however that in the event the Buyer’s Representative is absent from the Shipyard on the date the said Stage Certificate is to be signed, then the Buyer’s Representative’s signature will not be required in relation to the execution of such Stage Certificate); and (ii) the date of delivery of the original letter of Refund Guarantee in relation to the Fourth Instalment specified in Article X, paragraph 4 hereof to the Buyer at its address as set out in Article XVIII.

(e)	Fifth Instalment:

Two Billion Five Hundred Ten Million Japanese Yen (JPY2,510,000,000.-), plus any addition to or (as the case may be) less any deduction from the Contract Price due to adjustments of the Contract Price as set forth in this Contract, shall be due and payable upon delivery and acceptance of the Vessel by the Buyer in accordance with the terms of this Contract.

PROVIDED HOWEVER, that none of the above instalments shall be payable if the Refund Guarantee referred to in Article X, paragraph 4 ceases to be in force and no substitute Refund Guarantee has been provided in accordance with the provisions of this Contract.

The date on which any of the above instalments becomes due and payable pursuant to Article II, paragraph 4 of this Contract shall be herein referred to as the “Due Date”.

5.	Method of Payment:

(a)	First Instalment:

Within three (3) Banking days (as defined in Paragraph 1 (a) of Article XI hereof) after the Due Date of the First Instalment, the Buyer shall remit the First Instalment by telegraphic transfer to the Seller’s account at a Japanese bank to be designated by the Seller (“the Seller’s Bank Account”) and advised to the Buyer reasonably in advance of the date of payment (such Japanese bank being hereinafter called “the Bank”).

(b)	Second Instalment:

Within three (3) Banking Days after the Due Date of the Second Instalment the Buyer shall remit the Second Instalment by telegraphic transfer to the Seller’s Bank Account.

(c)	Third Instalment:

Within three (3) Banking Days after the Due Date of the Third Instalment the Buyer shall remit the Third Instalment by telegraphic transfer to the Seller’s Bank Account.

(d)	Fourth Instalment

Within three (3) Banking Days after the Due Date of the Fourth Instalment the Buyer shall remit the Fourth Instalment by telegraphic transfer to the Seller’s Bank Account.

(e)	Fifth Instalment:

At least three (3) Banking Days prior to the anticipated delivery of the Vessel, the Buyer shall remit the Fifth Instalment as adjusted in accordance with the provisions of this Contract by telegraphic transfer to the Bank with an irrevocable instruction that the amount so remitted shall be paid into the Seller’s Bank Account upon presentation by the Seller to the Bank, of a copy of Protocol of Delivery and Acceptance of the Vessel executed by the Buyer and the Seller pursuant to Paragraph 2 of Article VII hereof.

No payment under this Contract shall be delayed, suspended or withheld by the Buyer on account of any dispute or disagreement between the parties hereto.

6.	Notice of Payment:

With exception of the First Instalment, the Seller shall give the Buyer seven (7) days prior notice in writing of the anticipated due date of payment of each instalment.

7.	Performance Guarantee:

As security for (i) due and punctual payments of all of the instalments of the Contract Price and all other sums of money due to the Seller hereunder and (ii) due and punctual performance of any and all other obligations of the Buyer whatsoever, the Buyer shall, upon signing of this Contract, furnish the Seller with a performance guarantee (hereinafter called the “Performance Guarantee”) in the form of Exhibit “B” attached to this Contract to be executed by a company nominated by the Buyer and approved by the Seller.

Both the Seller and the Builder agree and undertake to safeguard, treat as confidential and not disclose to any person, authority or entity the existence and/or terms and conditions of the Performance Guarantee and this obligation of confidentiality shall continue even after the return of the Performance Guarantee to the issuer thereof.

The Seller further agrees and undertakes to return to the issuer of the Performance Guarantee, the original thereof and all copies in their possession upon the earlier of (i) delivery and acceptance of the Vessel or (ii) rescission of this Contract by the Buyer in accordance with the terms hereof.

8.	Prepayment:

Prepayment of any instalment shall be subject to mutual agreement between the parties hereto.

(End of Article)

ARTICLE III – ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment as hereinafter set forth in the event of the following contingencies (it being understood by the parties hereto that any reduction in the Contract Price to be made hereunder is by way of liquidated damages and not by way of penalty):

1.	Delayed Delivery:

(a)
No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the Vessel beyond the Expected Delivery Date (as defined in Article VII hereof) as postponed and/or extended under the provisions of this Contract (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).

(b)
If delivery of the Vessel is delayed more than thirty (30) days after the Expected Delivery Date as postponed and/or extended under the provisions of this Contract, the Contract Price shall be reduced by deducting therefrom the amount of One Million One Hundred Eighty Three Thousand Japanese Yen (JPY1,183,000) for each day of delay over the aforesaid grace of thirty (30) days. However, the maximum reduction in the Contract Price shall in no event be more than the amount in the case of a delay of one hundred eighty (180) days after the aforesaid grace of thirty (30) days.

(c)
If delay in delivery of the Vessel continues for a period of one hundred eighty (180) days from the thirty-first (31st) day after the Expected Delivery Date as postponed and/or extended under the provisions of this Contract, then, the Buyer shall have the option either to accept the Vessel at a maximum reduction in the Contract Price as above provided or to rescind this Contract in accordance with the provisions of Article X hereof as alternative to receiving the aforesaid liquidated damages. At any time after the expiry of the aforementioned one hundred eighty (180) day period of delay in delivery the Seller may, if the Buyer has not served notice of rescission, propose a new delivery date and demand in writing that the Buyer shall make an election, in which case the Buyer shall, within fifteen (15) days after such proposal and demand is received by the Buyer, notify the Seller of its intention either to rescind this Contract or to consent to delivery of the Vessel at a future date to be mutually agreed failing which it will be deemed that it has elected that the delivery of the Vessel takes place on the proposed new delivery date; it being understood and agreed upon by the parties hereto that (i) if the Buyer does not elect to rescind the Contract it shall be without prejudice to its right to accrued liquidated damages; and (ii) if the Vessel is not delivered by such future date (agreed or proposed), the Buyer shall have the same right of rescission to take effect immediately after the said further date upon the same terms as hereinabove provided.

(d)
For the purpose of this Article, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements of the Expected Delivery Date by reason of permissible delays defined in Article VIII hereof and/or extension of the Expected Delivery Date by other reasons under this Contract, is not delivered by the Expected Delivery Date so postponed or extended.

2.	Insufficient Speed:

(a)
The Contract Price shall not be affected or changed by reason of the trial speed, as determined in accordance with the Specifications, being less than the Guaranteed Speed, if such deficiency is not more than three-tenths (3/10) of a knot.

(b)
However, if such deficiency is-more than three-tenths (3/10) of a knot, then, the Contract Price shall be reduced by deducting therefrom the amount of Seven Million One Hundred Thousand Japanese Yen (JPY7,100,000) per one-tenth (1/10) of a knot or deficiency over the aforesaid grace of three-tenths (3/10) of a knot (fractions of one-tenth (1/10) of a knot to be prorated). However, the maximum reduction in the Contract Price shall in no event be more than the amount in the case of a deficiency of seven-tenths (7/10) of a knot below the Guaranteed Speed.

(c)
If deficiency in the trial speed of the Vessel (as so determined) is more than seven-tenths (7/10) of a knot below the Guaranteed Speed, then, the Buyer shall have the option either to accept the Vessel at a maximum reduction in the Contract Price as above provided or to reject the Vessel and to rescind this Contract in accordance with provisions of Article X hereof as alternative to receiving the aforesaid liquidated damages.

3.	Excessive Fuel Consumption:

(a)
The Contract Price shall not be affected or changed, by reason of the fuel consumption of the main engine, as determined in accordance with the Specifications, being more than the Guaranteed Fuel Consumption, if such excess is not more than three percent (3%) over the Guaranteed Fuel Consumption.

(b)
However, if such excess is more than three percent (3%), then, the Contract Price shall be reduced by deducting therefrom the amount of Seven Million One Hundred Thousand Japanese Yen (JPY7,100,000) for each one percent (1%) increase in fuel consumption above the aforesaid grace of three percent (3%) (fractions of one percent (1%) to be prorated). However, the maximum reduction in the Contract Price shall in no event be more than the amount in the case of an excess of eight percent (8%) over the aforesaid Guaranteed Fuel Consumption.

(c)
If the fuel consumption of the main engine exceeds the Guaranteed Fuel Consumption by more than eight percent (8%), then, the Buyer shall have the option either to accept the Vessel at a maximum reduction in the Contract Price as above provided or to reject the Vessel and to rescind this Contract in accordance with provisions of Article X hereof as alternative to receiving the aforesaid liquidated damages.

4.	Deficiency in Deadweight:

(a)	The Contract Price shall not be affected or changed by reason of the deadweight of the Vessel, as determined in accordance with the Specifications, being less than the Guaranteed Deadweight, if such deficiency is not more than 800 metric tons of the Guaranteed Deadweight.

(b)
However, if such deficiency is more than 800 metric tons, the Contract Price shall be reduced by deducting therefrom the amount of Fifty Five Thousand Two Hundred Japanese Yen (JPY55,200) for each full metric ton of such deficiency over the aforesaid grace of 800 metric tons (in this case disregarding fractions of one (1) metric ton).

However, the maximum reduction in the Contract Price shall in no event be more than the amount in the case of a deficiency of 1,800 metric tons below the Guaranteed Deadweight.

(c)
In the event that such deficiency in the Vessel’s deadweight is more than 1,800 metric tons the Buyer shall have the option either to accept the Vessel at a maximum reduction in the contract Price as above provided or to reject the Vessel and to rescind this Contract in accordance with provisions of Article X hereof as alternative to receiving the aforesaid liquidated damages.

5.	Duty to Mitigate :

Notwithstanding the provisions of this Article Ill, the Seller and/or the Builder shall have a duty to investigate and if possible rectify the cause of an insufficiency in speed, deadweight or an excess in fuel consumption prior to the delivery of the Vessel to the Buyer. It is hereby understood and agreed by the seller and/or the Builder that the Seller will seek to deliver the Vessel by adjusting the Contract Price, if necessary, in accordance with the provisions of this Article III, only if after using their best endeavours such insufficiency or excess cannot be corrected.

6.	Expedited Delivery :

(a)
If the Buyer requests in writing that the delivery of the Vessel be made earlier than the Expected Delivery Date and if the Vessel is delivered, in response to such request of the Buyer, then, in such event, the Contract Price shall be increased by adding thereto the amount of One Million One Hundred Eighty Three Thousand Japanese Yen (JPY1,183,000) for each day that such earlier delivery is effected in advance of the Expected Delivery Date or from an earlier delivery date as declared in writing by the Seller to the Buyer if such earlier delivery date is already declared before being so requested by the Buyer; it being understood that acceptance by the Seller of the Buyer’s request for earlier delivery shall, in no way, be construed as change of the Expected Delivery Date.

(b)
Should the Builder deliver the Vessel earlier than the Expected Delivery Date without request by the Buyer, the Buyer shall accept such earlier delivery of the Vessel, always provided that the Seller or the Builder has given the Buyer three (3) months notice in writing or by fax or telex of the proposed earlier delivery date.

(End of Article)

ARTICLE IV– MODIFICATIONS AND CHANGES

1.	Modifications to Specifications :

(a)
Upon the Buyer’s request in writing, the Specifications may be modified and /or changed provided that such modifications or changes or an accumulation of such modifications or changes will in the Builder’s reasonable judgment neither adversely affect the Builder’s design of the Vessel nor adversely affect the Builder’s construction schedule of the Vessel or program in relation to the Builder’s other binding commitments, provided always that the Buyer shall first agree, before such modifications or changes are carried out, to adjustments reasonably required by the Seller and/or the Builder to the Contract Price, the Expected Delivery Date, the Guaranteed Speed, the Guaranteed Fuel Consumption, the Guaranteed Deadweight and/or other terms and conditions of this Contract and the Specifications, if any, caused by such modifications or changes. Such modifications or changes and adjustment shall be confirmed by written agreement between the parties hereto, or by exchange of fax messages and thereafter effected by the Builder. The Builder will exert its best efforts to accommodate such request of the Buyer so that the said changes and modifications shall be made at the Builder’s lowest possible cost and within the shortest period of time as is reasonably possible.

(b)
Without impairing the intent of the Specifications, the Builder may make minor modifications or changes to the Specifications if found necessary for the introduction of improved design, construction methods or otherwise, provided that there shall be no change in the Contract Price as a result of such changes unless otherwise agreed upon between the parties hereto and that the Seller shall first obtain the Buyer’s approval in writing which shall not be unreasonably withheld.

2.	Changes in Class, etc.:

(a)
If, after the date of this Contract, any requirements as to class, to which the construction of the Vessel is required to conform, are altered or changed by the Classification Society, and the classification certificate cannot be obtained without conformity with such alterations or changes, then, any Party (including the Builder) who becomes aware of the change shall forthwith transmit such information in full to the other in writing and then the Builder shall promptly incorporate such alterations or changes into the construction of the Vessel, provided that the Buyer shall first agree to adjustments reasonably required by the Seller and/or the Builder in the Contract Price, the Expected Delivery Date, the Guaranteed Speed, the Guaranteed Fuel Consumption, the Guaranteed Deadweight and other terms and conditions of this Contract and the Specifications, if any, caused by the application of such alterations or changes.

Such alterations or changes and adjustments shall be confirmed by written agreement between the parties hereto, or by exchange of faxes.

Notwithstanding the foregoing provisions, the Buyer may, at its sole discretion first apply to the Classification Society for a formal waiver of compliance with such alterations or changes provided however that the Buyer shall take into account the Builder’s request that the Buyer applies for a waiver.

(b)
If, after the date of this Contract, any requirements under the rules and regulations other than those of the Classification Society, to which the construction of the Vessel is required in the Specifications to conform, are altered or changed by the regulatory bodies authorized to make such alterations or changes, and the certificates of such regulatory bodies cannot be obtained without conformity with such alterations or changes, then any Party (including the Builder) who becomes aware of the change shall forthwith transmit such information in full to the other in writing and then the Builder shall promptly incorporate such alterations or changes into the construction of the Vessel, provided that the Buyer shall first agree to the adjustment reasonably required by the Seller and/or the Builder in the Contract Price, the Expected Delivery Date, the Guaranteed Speed, the Guaranteed Fuel Consumption, the Guaranteed Deadweight and other terms and conditions of this Contract and the Specifications if any, caused by the application of such alterations or changes.

Such alterations or changes and adjustments shall be confirmed by written agreement between the parties hereto, or by exchange of faxes.

Notwithstanding the foregoing provisions, the Buyer may, at its sole discretion first apply to such regulatory body or bodies for a formal waiver of compliance with such alterations or changes provided however that the Buyer shall take into account the Builder’s request that the Buyer applies for a waiver.

(c)
If, after the date of this Contract, any requirements as to class, or under the other rules and regulations which are irrelevant to or unnecessary in obtaining the classification certificates or the certificates of such other regulatory bodies are altered or changed by the Classification Society or such other regulatory bodies, and the Buyer desires to incorporate such alterations or changes into the construction of the Vessel, then, the Buyer shall give a written notice of such intention to the Seller and the Builder. The Builder will in the Builder’s reasonable judgement accept such alterations or changes, if those alterations or changes will neither adversely affect the Builder’s design of the Vessel nor adversely affect the Builder’s construction schedule of the Vessel and/or program in relation to the Builder’s other binding commitments, provided always that the Buyer shall first agree to adjustments reasonably required by the Seller and/or the Builder in the Contract Price, the Expected Delivery Date, the Guaranteed Speed, the Guaranteed Fuel Consumption, the Guaranteed Deadweight and other terms and conditions of this Contract and the Specifications, if any, caused by application of such alterations or changes.

Such alterations or changes and adjustments shall be confirmed by written agreement between the parties hereto, or by exchange of letters or cables confirmed in writing.

3.	Substitution of Materials :

In the event that any of the materials, or machinery or equipment required by the Specifications or otherwise under this Contract for the construction of the Vessel cannot be procured to meet the Builder’s construction schedule of the Vessel, or are in short supply, the Builder may supply other materials or machinery or equipment of equivalent quality, capable of meeting the requirements of the Classification Society and of the other rules, regulations and requirements with which the construction of the Vessel must comply, provided that the Seller and/or the Builder shall first give the Buyer a notice to that effect, and shall first obtain the Buyer’s approval which shall not be unreasonably withheld and that there shall be no alteration to the Contract Price, Expected Delivery Date, the Guaranteed Speed, the Guaranteed Fuel Consumption or the Guaranteed Deadweight of the Vessel.

(End of Article)

ARTICLE V– APPROVAL OF DRAWINGS AND INSPECTION

1.	Appointment of Buyer’s Representative :

The Buyer may send to and maintain at the Shipyard, at the Buyer’s own cost and expense, one (1) representative who shall be duly authorized in writing by the Buyer (hereinafter called the “Representative”) and an assistant or assistants (any experts appointed by the Representative are to be considered as the Representative’s assistants) to the Representative at the Buyer’s own cost and expense to act on behalf of the Buyer in connection with inspections, tests and trials, or any of them at the Buyer’s sole discretion and any other matters in respect of which he is specifically authorized by the Buyer in writing.

2.	Approval of Drawings :

(a)
The Builder shall submit to the Head Office of the Buyer at its address as set out in Article XVIII for its approval three (3) copies each of the drawings listed in the Specifications in hard copy. The Buyer shall, as soon as possible but within twenty one (21) days after dispatch thereof by the Builder at the latest, return to the Builder one (1) copy of such drawings with its approval or comments written thereon. Any alteration to the specifications resulting from such comments shall be dealt with in accordance with Article IV hereof. A list of the Plans and Drawings to be so submitted to the Buyer and the order of submission thereof shall be mutually agreed upon between the Builder and the Buyer.

(b)	In the event that the Buyer shall fail to return the drawings to the Builder within the time limit hereinabove provided, the said drawings shall be deemed to have been approved without any comments.

3.	Inspection by Buyer :

The construction of the Vessel, its machinery, equipment and outfitting shall be subjected, throughout the entire period of construction, to a planned system of quality control inspections administered and recorded by a quality control department of the Shipyard in accordance with the Inspection Standards to ensure that the Vessel complies with the Specification and the Contract. The necessary tests and inspections of the Vessel, the machinery, equipment and outfitting by the Classification Society and other regulatory bodies concerned shall also be carried out and recorded. The Representative may attend any or all of the said inspections at the Buyer’s cost and expense, during construction of the Vessel; and/or testing and inspection of the Vessel, its machinery and equipment in accordance with the Inspection Standards.

The Builder shall give to the Representative at lease twenty-four (24) hours advance notice stating particulars of any tests or inspections to be carried out and the date and place at which they are to be carried out, provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. The Builder shall try to ensure that there is no overlapping between any such tests and inspections.

Failure of the Representative to be present at the tests and inspections after due notice to him or to one of his assistants in case of his absence shall be deemed to be a waiver of his right to be present.

During working hours in the course of construction of the Vessel until delivery thereof, the Buyer may carry out its own inspections and the Representative and his assistant(s) shall be given free and ready access to the Vessel, its machinery and equipment, and to any other place where work is being done, or materials are being processed or stored, in connection with construction of the Vessel, including the yards, workshops, stores and offices of the Builder, and the premises of subcontractors of the Builder, who are doing work or processing or storing materials in connection with construction of the Vessel, save and except areas which are controlled for purposes of national security or otherwise, provided that the Representative or his assistant(s) shall not disturb or obstruct the Builder or its subcontractors in construction of the Vessel.

In the event that the Representative discovers any material or workmanship which does not conform to the requirements of this Contract and the Specifications, the Representative shall promptly give the Seller and/or the Builder a notice in writing as to such non-conformity, upon receipt of which the Builder shall correct such non-conformity or if the Builder does not agree it shall respond in writing within seven (7) days of receipt of the notice stating the reasons why it does not agree.

In the event that a difference of opinion between the parties hereto arises during construction of the Vessel or prior to delivery of the Vessel concerning technical matters in respect of the construction of the Vessel, its machinery and equipment, or in respect of the materials or workmanship thereof, or in respect of interpretations of the Specifications and/or the Inspection Standards, such difference of opinion may be referred to the Classification Society for disputes in respect of whether the Vessel complies with the classification rules and regulations or to a mutually agreed expert for any other issued and the opinion of the Classification Society or expert whichever may apply thereon shall be final and binding upon the parties hereto.

In case agreement is not reached between the parties for a reference to the Classification Society or a mutually agreed expert or a reference is made but no opinion can be obtained as to the dispute then either of the parties hereto may commence an arbitration in accordance with the provisions of Article XIII hereof.

4.	Facilities :

The Builder shall provide the Representative and his assistant(s) (up to a total of five (5) persons at a time) with adequate office space and necessary facilities, dedicated telephone services, fax lines, fixed and portable computer outlets, and normal office furnishings at, or in the immediate vicinity of the Shipyard.

Long distance telephone, postage, cable charges and other miscellaneous expenses incurred by the Representative and/or his assistant(s) shall be for the Buyer’s account but otherwise the said office facilities shall be provided free of charge to the Buyer. The Builder and/or the Seller shall render all reasonable assistance to the Representative and his assistants in obtaining visas for Japan and assisting them to familiarise themselves with the Shipyard and the Vessel.

5.	Liability of Seller and/or Builder:

The Representative and his assistant(s) shall at all times be deemed to be the Buyer’s employees. The Seller and the Builder shall be under no liability whatsoever to the

Buyer, the Representative or his assistant(s), for their personal injuries, including death, during the time when he, or any of them, is on the Vessel, or within the premises of either the Builder or its subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by negligence of the Seller and/or the Builder, or of any of the Seller’s and/or the Builder’s employees or agents or subcontractors. Nor shall the Seller and the Builder be under any liability whatsoever to the Buyer, the Representative or his assistant(s) for damage to, or loss or destruction of property of the Buyer, the Representative, his assistant(s), or of the Buyer’s employees or agents, unless such damage, loss or destruction was caused by negligence of the Seller and/or the Builder, or of any of the employees or agents or subcontractors of the Seller and/or the Builder.

6.	Responsibility of Buyer :

(a)
The Buyer undertakes and assures that the Representative shall attend tests and inspections in the manner provided in the Inspection Standards and also in such a way as will neither increase building costs nor cause delay or disturbance in the construction and delivery of the Vessel.

(b)
In the event that the Seller and/or the Builder considers any act or acts of the Representative to be an abuse of his or the Buyer’s rights under the terms of this Contract, the Seller and/or the Builder may request the Buyer to replace such Representative by written notice, whereupon the Buyer shall investigate the matter and if such Seller’s and/or Builder’s request is found justified, the Buyer shall effect such replacement.

(c)
The Buyer may not entrust the approval of plans and drawings or attendance to the inspections, tests and trials to any firm(s) or person(s) outside its organization unless prior written consent of the Seller and/or the Builder are given.

(End of Article)

ARTICLE VI– SEA TRIAL

1.	Notice :

The Buyer shall receive from the Seller and/or the Builder at least twenty-one (21) days prior notice by cable confirmed in writing of the time and place of the sea trial of the Vessel and the Buyer shall promptly acknowledge receipt of such notice.

The Buyer shall have the right to have the Representative and/or his assistant(s) appointed by the Buyer on board the Vessel to witness the sea trial, and to ascertain that the Vessel meets the requirements of this Contract and the Specifications. Failure of the Representative and/or his assistant(s) to attend the sea trial of the Vessel after due notice to the Buyer as provided above shall be deemed to be a waiver by the Buyer of its right to have the Representative on board the vessel at the sea trial, and the Builder shall conduct the sea trial without the Representative being present, and in such case the Buyer shall be obligated to accept the Vessel on the basis of (i) the Sea Trial Report as defined in paragraph 4 of this Article; and (ii) a certificate of the Builder that the Vessel, upon sea trial (and subject to completion of alterations and corrections, if necessary, required following such sea trial) has been found to conform to this Contract and the Specifications. The sea trial shall be carried out with the attendance of surveyors from the Classification Society who must also issue a certificate that all Class requirements have been complied with.

2.	Weather Condition :

The sea trial shall be carried out under such weather condition as the Builder in his reasonable judgment has deemed favourable. In the event of unfavourable weather on the date specified for the sea trial, the same shall take place on the first available day thereafter that the weather permits. It is agreed that if during the sea trial of the Vessel the weather should suddenly become unfavourable to continue the sea trial, the sea trial shall be discontinued and postponed until the first favourable day next following, unless the Buyer shall assent in writing to its acceptance of the Vessel on the basis of the sea trial made before such discontinuance has occurred.

Any delay of the sea trial caused by such unfavourable weather condition shall operate to postpone the Expected Delivery Date by the period of delay involved and such delay shall be deemed to be a permissible delay in delivery of the Vessel.

3.	How Conducted :

(a)
All expenses in connection with the sea trial of the Vessel shall be for the account of the Builder who during the sea trial shall provide necessary crew for safe navigation. The sea trial shall be conducted by the Builder in Japanese waters in the manner prescribed in the Specifications.

(b)
Notwithstanding the foregoing, fuel oil, lubricating oils and greases necessary for the sea trial of the Vessel shall be supplied by the Buyer at the Shipyard at the time designated by the Builder prior to the sea trial, and the Seller shall pay to the Buyer the cost of the quantities thereof consumed during the sea trial at the original purchase price. In measuring the consumed quantity, lubricating oils and greases remaining in the main engine, other machinery, their sumps and pipes, stern tube and the like, shall be excluded. Payment therefore shall be effected as provided in Paragraph 2 of Article II hereof. The specifications of fuel oil, lubricating oils and greases shall be in accordance with the Specifications and also the instruction of the Builder.

4.	Method of Acceptance or Rejection

(a)
Upon completion of the sea trial, the Builder shall give the Buyer’s Representative a sea trial report containing the results of all tests performed during such trial as per the Specification (“the Sea Trial Reports”). Thereafter the Buyer shall, within three (3) days after receipt of such report from the Builder, notify the Seller and the Builder by cable confirmed in writing of its acceptance or rejection of the Vessel.

(b)
If the Buyer rejects the Vessel, the Buyer shall indicate in its notice in what respect the Vessel or any part thereof does not conform to this Contract and/or the Specifications. If the Seller and the Builder are in agreement with the Buyer’s contention as to such non-conformity, the Builder shall make such alterations or corrections as may be necessary to rectify such non-conformity and shall arrange a further sea trial or test whichever is appropriate to demonstrate that the Vessel conforms to the Specifications to be attended by the Buyer’s Representative and/or his assistants and/or Class Representative. Following the Sea Trial or test the Builder shall deliver to the Buyer an amended Sea Trial Report or a report of the test results whichever is applicable. The Buyer shall, within three (3) Business Days after receipt of such amended Sea Trial Report notify the Seller of its acceptance or rejection of the Vessel. If the Buyer rejects the Vessel, the Buyer shall indicate in its notice in what respect the Vessel or any part thereof does not conform to this Contract and/or the Specifications. The Buyer shall accept the Vessel after repair of the Vessel and successful testing or sea trial as above.

(c)
If the Buyer fails to notify the Seller or the Builder in writing of its acceptance or rejection of the Vessel together with the reasons therefore within the period as provided in the above Sub-paragraph (a), the Buyer shall be deemed to have accepted the Vessel.

(d)
Any dispute arising between the parties hereto as the Vessel’s conformity or non-conformity to requirements of this Contract and/or the Specifications shall be resolved in accordance with the provisions of Article XIII hereof.

5.	Effect of Acceptance

The Buyer’s notification of acceptance of the Vessel as set forth above shall be final and binding so far as conformity of the Vessel with this Contract and the Specifications is concerned shall preclude the Buyer from refusing the formal delivery of the Vessel, as hereinafter provided, if the Builder completes the construction and final fitting out of the Vessel as per the Contract and Specification and the Seller and the Builder comply with the delivery formalities as provided in Paragraphs 2 and 3 of Article VII hereof. However, the Buyer’s acceptance of the Vessel shall not affect the Buyer’s rights under this Contract and in particular the Buyer’s rights under Article IX hereof.

6.	Disposition of Remaining Consumable Stores :

Should fresh water or other consumable stores furnished by the Builder for the sea trial remain on board the Vessel at the time of acceptance thereof by the Buyer, the Buyer shall purchase the same from the Builder at the original purchase price thereof. Payment therefor by the Buyer shall be effected upon delivery of the Vessel as provided in Paragraph 2, Article II hereof.

(End of Article)

ARTICLE VII– DELIVERY

1.	Time and Place :

The Vessel shall be delivered by the Seller to the Buyer at the Shipyard on or before 15th March, 2009 (15th March, 2009 being hereinafter called the “Expected Delivery Date”), subject to postponement and/or extension thereof as provided in this Contract.

2.	When and How Effected :

Provided that the Buyer shall have effected all payments hereunder due on and before delivery of the Vessel and both parties hereto have fulfilled all of their obligations under this Contract, (including delivery to the Buyer of the documents specified in paragraph 3 of his Article) delivery of the Vessel shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the Protocol of Delivery and Acceptance, acknowledging delivery of the Vessel by the Seller and acceptance thereof by the Buyer.

3.	Documents to be Delivered to Buyer :

(i)	The Builder shall deliver to the Buyer at least twenty-one (21) days prior to the proposed delivery date of the Vessel the duly notarized and apostilled Builder’s Certificate.

(ii)	Upon delivery and acceptance of the Vessel, the Seller shall deliver to the Buyer the following documents, which shall accompany the aforementioned Protocol of Delivery and Acceptance.

(a)	Protocol of Trials of the Vessel made in accordance with the Sea Trial Report pursuant to the Specifications.

(b)	Protocol of Inventory of the equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Stores of Consumable Nature made pursuant to Article VI hereof.

(d)	Drawings and Plans pertaining to the Vessel as stipulated in the Specifications.

(e)	All Certificates other than the Builder’s Certificate to be furnished pursuant to this Contract and the Specifications.

It is agreed that if, through no fault on the part of the Seller and the Builder, the classification certificate and/or other certificates are not available at the time of delivery of the Vessel, provisional certificates shall be accepted by the Buyer, provided that the Builder shall furnish the Buyer with the formal certificates as promptly as possible after such formal certificates have been issued.

(f)
Declaration of Warranty of the Seller and/or the Builder that the Vessel is delivered to the Buyer free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the Buyer’s title thereto, and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by any authority of the prefecture or country of the port of delivery, as well as of all liabilities of the Builder to its subcontractors, employees and crew, and of all liabilities arising out of the operation of the Vessel in the sea trial, or otherwise, prior to delivery and acceptance thereof.

(g)	Commercial Invoice

(h)	Bill of Sale duly notarized and apostilled in the form required by the laws of the country under the flag of which the Vessel is to be registered.

(i)	A certificate confirming that no registration of the Vessel has been effected by the Builder or the Seller prior to delivery and acceptance of the Vessel by the Buyer.

(j)	Certificate certifying the lightship weight of the Vessel.

4.	Title and Risk

Title to and risk of loss of the Vessel shall pass to the Buyer upon delivery and acceptance thereof as stated above. Prior to such delivery and acceptance title to and risk of loss of the Vessel and her equipment shall be vested in the Builder. Notwithstanding this Article title to the Buyer’s supplies shall always vest with the Buyer.

5.	Removal of Vessel :

The Buyer shall take possession of the Vessel immediately upon delivery and acceptance thereof, and shall remove the vessel from the premises of the Shipyard within three (3) days after delivery and acceptance thereof is effected. If the Buyer shall not remove the Vessel from the premises of the Shipyard within the aforesaid three (3) days, then, in such event, the Buyer shall thereafter pay to the Seller or the Builder the reasonable expenses occasioned as a result of such delay over the aforesaid three (3) days. The Builder shall provide to the Buyer free of charge any tug, linesman and/or dock master assistance required for the Vessel to leave the Shipyard.

(End of Article)

ARTICLE VIII– DELAY AND EXTENSION OF TIME FOR DELIVERY

(FORCE MAJEURE)

1.	Clauses of Delay :

If, at any time before actual delivery of the Vessel either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is delayed due to Acts of God; engagement in war or other hostilities or preparations therefore; civil war; civil commotions; revolutions; riots or insurrections; requirements of civil or governmental authorities; blockades; embargoes; vandalism; sabotage; plague or other epidemics, quarantines strikes; lockouts or other labour disturbances (in respect of which a maximum of 45 days shall qualify as a force majeure event pursuant to this clause); acute labour shortage; earthquakes; tidal waves; landslides; floods; typhoons; storms or other weather condition not included in normal planning; prolonged failure, shortage or restrictions in supply of electric current, oil or gas; damages by lightning; explosions; collisions or strandings; fires; import restrictions; shortage of substitute materials, machinery or equipment or inability to obtain delivery thereof provided that such materials, machinery and equipment at the time of ordering could reasonably be expected by the Builder to be delivered in time; defects in materials, machinery and equipment which could not have been detected by the Builder using reasonable care; casting, forging or machining rejects or the like; delays caused by the Classification Society or other bodies whose documents are required; delays in the Builder’s other commitments resulting from any causes herein described which in turn delay the construction of the Vessel or the Builder’s performance under this Contract provided that all the foregoing events could not have been reasonably foreseen and avoided by the Seller or Builder; any cause of delay whatsoever whether or not of a kind previously specified in this Article or of a different kind reasonably to be considered beyond the control of the Builder always provided that these events occur before the Expected Delivery Date then and in any such case, the Expected Delivery Date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays provided always that no postponement shall be granted under this contract if the event causing such a delay has resulted from any negligence of the Builder or Seller.

2.	Notice:

Within fifteen (15) days after the date of commencement of any events as described in the preceding Paragraph 1 of this Article on account of which the Seller and/or the Builder claim that it is entitled under this Contract to a postponement of the Expected Delivery Date, the Seller and/or the Builder shall advise the Buyer in writing of the date such events commenced, the nature of the cause, the expected duration of the delay and the steps taken to mitigate the same (provided such expected duration or mitigation steps can be ascertained at the time such notice is given)

Likewise, within fifteen (15) days after such events have ceased to exist, the Seller shall notify the Buyer in writing or by telex or fax of the date on which such events ceased to exist and shall specify in such notice the period of time by which the Expected Delivery Date shall be postponed by reason of such events. Failure of the Seller to make any of the above said notifications in time shall be deemed to be a waiver of the Seller’s and the Builder’s right to claim postponement of the Expected Delivery Date in respect of such delay. Failure of the Buyer to object to the Seller’s and/or the Builder’s claim for postponement of the Expected Delivery Date, within fifteen (15) days after receipt by the Buyer of such notice from the Seller and/or the Builder, shall be deemed to be a waiver by the Buyer of its right to object to such postponement of the Expected Delivery Date.

3.	Right to Rescind for Excessive Permissible Delay:

If the total accumulated time for all permissible delays pursuant to paragraph 5 excluding (i) delays due to arbitration as provided in Article XIII, (ii) delays due to negligence, failure or omission on the part of the Buyer including delays on account of the Buyer’s Supplies defined in Article XVII hereof and (iii) adjustment of the Expected Delivery Date due to modifications or changes of the Specifications made pursuant to Article IV hereof, amount to one hundred and twenty (120) days or more, then, in such event, the Buyer may at its sole option rescind this Contract in accordance with the provisions of Article X hereof. The Seller and the Builder may, at any time after the accumulated time of the aforementioned delays justifying rescission by the Buyer as above provided, propose a new delivery date and demand in writing that the Buyer shall make an election, in which case the Buyer shall, within thirty (30) days after such demand is received by the Buyer, either notify the Seller of rescission of this Contract or consent to delivery of the Vessel on an agreed specific future date provided that if it consents to a postponement it shall maintain its right to receive any liquidated damages payable under Article III hereof as adjustment of the Contract Price; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the Buyer shall have the right of rescinding this Contract forthwith.

4.	Right to Rescind for Excessive Delay:

If the total accumulated time of all delays whether permissible pursuant to paragraph 5 or non permissible, excluding (i) delays due to arbitration as provided in Article XIII, (ii) delays due to negligence, failure or omission on the part of the Buyer including delays on account of the Buyer’s Supplies defined in Article XVII hereof and (iii) adjustment of the Expected Delivery Date due to modifications or changes of the Specifications made pursuant to Article IV hereof, amount to two hundred and seventy (270) days or more, then, in such event, the Buyer may at its sole option rescind this Contract in accordance with the provisions of Article X hereof. The Seller and the Builder may, at any time after the accumulated time of the aforementioned delays justifying rescission by the Buyer as above provided, propose a new delivery date and demand in writing that the Buyer shall make an election, in which case the Buyer shall, within thirty (30) days after such demand is received by the Buyer, either notify the Seller of rescission of this contract or consent to delivery of the Vessel on an agreed specific future date provided that if it consents to a postponement it shall maintain its right to receive any liquidated damages payable under Article III hereof as adjustment of the Contract Price; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the Buyer shall have the right of rescinding this Contract forthwith.

5.	Definition of Permissible Delay:

Delays on account of the causes as specified in Paragraph 1 of this Article shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX – WARRANTY

1.	Warranty and Warranty Period :

For the period of twelve (12) months after the date of delivery of the Vessel to the Buyer (hereinafter called the “Warranty Period”), the Seller and the Builder to warrant the Vessel, its engines and accessories and all parts and equipment thereof which are manufactured or supplied by the Builder or its subcontractors under this Contract, but excluding the Buyer’s Supplies against defects which are due to defective workmanship, defective material or defective construction which defects are discovered within the Warranty Period shall have existed at the time of delivery of the Vessel to the Buyer (the said warranty, subject to all the terms and conditions of this Article, being hereinafter called the “Warranty”)

The Builder and the Seller further guarantee the repairs or replacements to the Vessel which are made under this guarantee for a further period of twelve (12) months from the date of completion of such repair or replacement, provided however, that the Builder’s and/or the Seller’s liability hereunder shall terminate eighteen (18) months after the date of delivery and acceptance of the Vessel.

2.	Notice of Defects :

The Buyer shall notify the Seller and the Builder in writing, or by cable thereafter confirmed in writing, as promptly as possible after discovery of any condition as to which a claim of defect is made under the Warranty.

Such notice shall include full particulars as to the nature of the claimed defect. The Seller and the Builder shall have no obligation under the Warranty with respect to defects discovered after the expiration of the Warranty Period; nor shall the Seller and the Builder have any obligation under the Warranty with respect to defects discovered prior to the expiration of the Warranty Period, unless notice of such defect is received by the Seller and the Builder as provided herein not later than thirty (30) days after the expiration of the Warranty Period or in relation to repairs or replacements to the Vessel made under this Warranty unless notice is received under the eighteen (18) month period set out in paragraph 1 hereof.

3.	Extent of Seller’s and Builder’s Liability :

(a)
The Seller and the Builder shall in no event be liable for any special or consequential losses, expenses or damages including but not limited to loss of time, loss of profit or loss of earning (whether of the Vessel, its master, officers or crew, or of the Buyer, its officers, agents or employees) or demurrage or towing or pilot charges or dockage incurred by the Buyer by reason of any defects specified in Paragraph 1 of this Article.

(b)
The Seller and the Builder shall in no event be liable for any damage to the Vessel, or any part of equipment thereof, caused or aggravated by perils of the sea, inland waters or navigation, or by normal wear and tear or depreciation, or by fire or other accident on board or ashore, or by improper maintenance, negligence or willful conduct on the part of the Buyer, its employees or agents, or any other persons other than the Seller and the Builder, its employees or subcontractors engaged in work upon the Vessel.

(c)
The Seller and the Builder shall in no event be liable for any defect in or damage to the Vessel, or any part or equipment thereof, caused or aggravated by repairs, alterations, additions or renewals other than those made by the Builder. Promptly after making of any repairs to the Vessel during the Warranty Period by any party other than the Seller and the Builder, the Buyer shall give the Seller and the Builder prompt written notice containing particulars as to the nature of such repairs, accompanied by the report of an independent surveyor or a classification surveyor.

4.	Remedy of Defects Covered by Warranty

(a)
The Seller or the Builder shall, at its expense, remedy any defects covered by the Warranty by repairing or replacing the defective part or parts at the Shipyard, or at any other repair facility of the Builder in Japan, at the Builder’s option.

(b)
If it is impracticable to bring the Vessel to Japan for remedy of defects under the Warranty, the Buyer may cause necessary repairs or replacements to be made elsewhere suitable for the purpose, provided, however, that the Builder may furnish, or cause to be furnished, replacement parts or materials at its own expense, if to do so would not unduly affect the operation of the Vessel. Prior to making of any such repairs other than by the Seller and the Builder, the Buyer shall give notice in writing of the nature of the proposed repairs and the scheduled time and place thereof (except in an emergency, but in such event notice shall be given as soon as possible thereafter), and, if practicable, the Seller and/or the Builder shall be given opportunity to verify the Buyer’s claim of defect under the Warranty by sending a representative at its own expense. If the Seller and/or Builder fail to send a representative having been given notice of the scheduled time and place of the repairs they will be deemed to have accepted them.

(c)
With respect to any defect covered by the Warranty which is remedied elsewhere than at the Shipyard or in other facility of the Builder in Japan, the Seller or Builder shall pay to the Buyer the Buyer’s cost thereof, not exceeding the cost of providing the same remedy at the Shipyard (deducting the cost of any replacement parts or materials actually furnished by the Seller and/or the Builder to the Buyer for making of such repairs), such payment to be made not later than sixty (60) days after submission to the Builder of repair invoices and other appropriate evidence to substantiate the claim under the Warranty.

5.	Freight Charges :

Replacement parts or materials to be furnished to the Buyer by the Seller and/or the Builder for making of repairs under the Warranty elsewhere than at the Shipyard or in other facility of the Builder in Japan shall be transported to the place of repairs at the Builder’s expense. Such transportation shall be by the most expeditious public surface transportation. If request is made in time by the Buyer, the Seller shall cause the Builder to transport heavy or bulky parts or materials by air transportation upon the Buyer paying to the Seller or the Builder the difference between the surface and air costs. The Seller shall cause the Builder to, in every case, use its best efforts to expedite the furnishing to the Buyer of replacement parts or materials required under the Warranty.

6.	Conditions of Warranty :

(a)
The Buyer shall exercise the care of a prudent shipowner in keeping the Vessel in good condition, working order and repairs, and shall use the Vessel, its machinery and equipment only for the purpose intended and as described in this Contract during the Warranty Period.

(b)	The Buyer shall follow the recommendations contained in operating and maintenance manuals (in English language) provided by the Builder prior to delivery of the Vessel.

In the event that the Buyer or its employees or agents shall fail to operate the Vessel, its machinery or equipment, in accordance with the conditions specified herein, the Seller and the Builder shall be entitled to withdraw the Warranty as to the part or parts of the Vessel affected by such failure upon giving written notice to this effect to the Buyer, accompanied by substantiation of such claimed failure.

7.	Warranty to be Exclusive :

The Warranty shall replace and exclude any and all other liability, guarantee or warranty, expressed or implied, pursuant to law, custom, statute or otherwise, by reason of the construction and sale of the Vessel to the Buyer by the Seller.

8.	Assignment of Rights :

The Buyer shall have the right on or after delivery and acceptance of the Vessel to assign its rights under Article IX hereof to any purchaser or bareboat charterer or financier of the Vessel with the prior written consent of the Builder. The Builder retains the right to reject the assignment in its fair judgment. Notice of any such assignment shall be given by the Buyer to the Builder and the Seller.

9.	Arbitration :

Any dispute under this Article shall be referred to Arbitration in accordance with the provisions of Article XIII hereof.

(End of Article)

ARTICLE X– RESCISSION BY BUYER

1.	Notice :

The payments made by the Buyer prior to delivery of the Vessel under this Contract shall be in the nature of advances to the Seller. In the event that the Buyer shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract whereby the Buyer is specifically entitled to do so then the Buyer shall notify the Seller in writing of such rescission which shall be effective as of the date when notice thereof is received by the Seller.

2.	Refund to Buyer :

Within twelve (12) Business Days from the date of receipt by the Seller of such notice of rescission of this Contract, unless the Seller duly contests such rescission by the Buyer and proceeds to arbitration within the said period pursuant to Article XIII hereof, the Seller shall refund by telegraphic transfer to the Buyer the full amount of the sums paid by the Buyer to the Seller under this Contract and the cost of the Buyer’s Supplies, if any. In such event, the Seller shall in addition pay to the Buyer interest at the rate of ten percent (10%) per annum on the amount required to be refunded to the Buyer computed from the respective dates on which such sums were paid by the Buyer to the Seller to the date of remittance thereof by the Seller, provided, however, that if the said rescission by the Buyer is made under the provisions of Paragraphs 3 and 4 of Article VIII hereof, then, in such event, the Seller shall not be required to pay any interest for the period of time equal to that of the permissible delays.

If the contract is rescinded by the Buyer under the provisions of Article III hereof, the Buyer shall in no event be entitled to any liquidated damages.

3.	Discharge of Obligations :

Upon such refund pursuant to paragraph 2 hereof by the Seller to the Buyer, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

4.	Refund Guarantee

Shortly prior to the Seller’s receipt of each of the First, Second, Third, and Fourth Instalment referred to in Article II (Contract Price and Terms of Payment) of this Contract, as security for refund of instalments paid prior to the delivery of the Vessel, the Seller shall furnish the Buyer with the original of an assignable letter of guarantee (the “Refund Guarantee”) in the form of Exhibit “C” attached hereto issued by one of the first class Japanese Banks to be accepted by the Buyer in favour of the Buyer guaranteeing the Seller’s refund to the Buyer of the relevant pre-delivery instalment and interest payable thereon in case of contingencies as described in this Article.

Each Refund Guarantee shall cover the relevant pre-delivery instalment plus interest accrued thereon as described in this Article and shall remain in full force and effect throughout the duration of the Contract from the date such Refund Guarantee is issued until:

(a)	receipt by the Buyer of all sums together with interest accrued thereon guaranteed by the said Refund Guarantee; or

(b)	upon acceptance by the Buyer of the delivery of the Vessel at the Shipyard in accordance with the terms of this Contract,

whichever comes earlier and in such event the Refund Guarantee shall be promptly returned to the Seller.

If for whatsoever reason, other than the Buyer’s default under Article XI hereof, any of the Refund Guarantees ceases to be in full force and effect, or the issuing bank’s financial condition deteriorates, the Seller shall have the obligation to deliver to the Buyer within ten (10) Business Days from the date on which such Refund Guarantee ceased to be in full force and effect or the issuing bank’s financial condition deteriorated, a substitute letter of guarantee issued by a bank acceptable to the Buyer and being in a form and substance acceptable to the Buyer. In the event that the Seller fails to deliver to the Buyer such substitute letter of guarantee as aforesaid, the Buyer shall be entitled to rescind the Contract in accordance with the provisions of this Article X.

The costs for obtaining and maintaining the Refund Guarantee and any substitute thereof shall be paid by the Seller on behalf of the Buyer, provided however that the Seller shall have no obligation to cover such costs until it receives sufficient funds from the Buyer in order to pay the same (and for which prior notice will be given to the Buyer by the Seller) and provided also however that the Seller shall be reimbursed by the Buyer for such cost in every six (6) months after the issuance of each Refund Guarantee and provided further that the Buyer’s obligation hereunder shall not exceed an amount equal to three quarters of one(1) per cent(0.75%) per annum of the amount of each pre-delivery instalment actually paid and guaranteed under the relevant Refund Guarantee or substitute thereof.

(End of Article)

ARTICLE XI– BUYER’S DEFAULT

1.	Definition of Default :

The Buyer shall be deemed to be in default of its obligations under this Contract in the following cases:

(a)
If any of the instalments due and payable before delivery of the Vessel is not paid to the Seller within five (5) Banking days (excluding Bank Holidays in New York, London, Athens and Tokyo) after the Due Date as provided in Article II hereof; or

(b)	If the instalment due and payable upon delivery of the Vessel is not paid concurrently with delivery of the Vessel as provided in Article II hereof; or

(c)
If the Buyer, when the Vessel is duly tendered for delivery by the Seller in accordance with the provisions of this Contract, fails to take delivery of the Vessel without specific and valid ground therefore under this Contract.

2.	Interest and Charge :

If the Buyer is in default of payment of any of the instalments, then in such event, the Buyer shall pay to the Seller interest on such amount unpaid at the rate of ten percent (10%) per annum from the Due Date thereof to the date of full payment; in the event that the Buyer shall fail to take delivery of the Vessel without any specific and valid ground under this Contract as provided in Paragraph 1 (c) of this Article, the Buyer shall be deemed to be in default of payment of the instalment due on delivery of the Vessel and shall pay interest thereon at the same rate as aforesaid and from the day on which the Vessel is tendered for delivery by the Seller to the day on which the Vessel has been delivered.

Upon payment to the Seller of the relevant instalment or instalments together with interest accrued thereon and reasonable expenses incurred by the Seller for recovering the same, the Seller or the Builder shall have no other claim for damages against the Buyer.

3.	Effect of Default :

(a)	If any default by the Buyer as provided hereinbefore occurs, the Expected Delivery Date shall be automatically postponed for the period of such default by the Buyer.

(b)	If any default by the Buyer continues for a period of fifteen (15) days, the Seller may, at its option, rescind this Contract by giving notice of such effect to the Buyer in writing.

Upon dispatch by the Seller of such notice of rescission, this Contract shall be forthwith rescinded and terminated, and the Buyer’s Supplies, if any, shall become the sole property of the Seller.

In the event of such rescission of this Contract, the Seller shall be entitled to retain any instalment or instalments already paid by the Buyer to the Seller under this contract provided always that in the case of the sale of the Vessel the Seller shall take into account such instalments in accordance with the provisions of Paragraph 4 of this Article.

4.	Disposal of Vessel :

(a)
In the event that this Contract is rescinded by the Seller under the provisions of Paragraph 3 of this Article, the Seller may, at its sole discretion, either complete the Vessel and sell the same, or sell the Vessel in its incompleted state, free from any right or claim of the Buyer. Such sale of the Vessel by the Seller shall be by public auction or private contract if the sale by private contract is deemed in the sole judgment of the Seller to be more advisable and shall be made on such terms and conditions as the Seller shall deem fit without any liability whatsoever upon the Seller for any loss or damage sustained by the Buyer as a result of such sale.

(b)
In the event of sale of the Vessel in its completed state, the proceeds of sale received by the Seller shall be applied firstly to payment of all expenses attending such sale or otherwise incurred by the Seller as a result of the Buyer’s default and then to payment of the unpaid instalments of the Contract Price and interest on such unpaid instalments at the rate of ten percent (10%) per annum from the respective due dates thereof to the date of receipt of the proceeds.

(c)
In the event of sale of the Vessel in its incompleted state, the proceeds of sale received by the Seller shall be applied firstly to all expenses attending such sale or otherwise incurred by the Seller as a result of the Buyer’s default and then to payment of all costs and expenses of construction of the Vessel incurred by the Seller less the instalments already paid by the Buyer and compensation to the Seller for a reasonable loss of profit due to rescission of this Contract.

(d)
In either of the above events of sale, if the proceeds of sale exceeds the total amount against which such proceeds are to be applied as aforesaid, the Seller shall pay the excess to the Buyer without interest, provided that the amount of such payment to the Buyer shall in no event exceed the total amount of instalments already paid by the Buyer to the Seller and cost of the Buyer’s Supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amount, the Buyer shall promptly pay the deficiency to the Seller upon demand.

(End of Article)

ARTICLE XII– BUILDER’S INSURANCE

1.	Extent of Insurance Coverage :

The Seller warrants that the Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit delivered to the Shipyard for the Vessel or built into, or installed in or upon the Vessel including the Buyer’s Supplies, fully insured with first class Japanese insurance companies designated by the Builder, from the date of keel-laying of the Vessel until the Vessel is completed, delivered to and accepted by the Buyer, under coverage corresponding to the Japanese Builders’ Risks Insurance Clause.

The amount of such insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at lease equal to, but not limited to, (i) the aggregated amount of all instalments of the Contract Price paid by the Buyer to the Seller and (ii) the value of the Buyer’s Supplies. The policy referred to hereinabove shall be taken out in the name of the Builder and all losses under such policy shall be payable to the Builder. The Builder shall furnish the Buyer with a copy of the said insurance policy or policies on request.

2.	Application of Recovered Amount :

(a)	Partial Loss

In the event that the Vessel, any parts, materials, machinery, equipment, appurtenances and outfits thereof shall be damaged by any insured cause whatsoever prior to acceptance thereof by the Buyer and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the Seller shall cause the Builder to apply the insurance moneys recovered under said insurance policy to the repair of such damage, satisfactory to the Classification Society and the Buyer shall accept the Vessel under this Contract if completed in accordance with this Contract and Specifications and free of class recommendations and notations. The Buyer shall not, on account of any such damage or any repair thereof, make any claim for alleged consequential loss or depreciation.

(b)	Total Loss

However, in the event that the Vessel is determined to be an actual or constructive total loss, by the mutual agreement between the parties hereto, either:

(i)
the Builder shall proceed in accordance with the terms of this Contract, in which case the amount recovered under the said insurance policy shall be applied to the reconstruction of the Vessel’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Expected Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)
the Seller shall refund immediately to the Buyer the amount of all instalments paid to the Seller under this contract together with interest at the rate of five percent (5%) per annum, provided however that in the case of such total loss being due to causes described in Article VIII, Paragraph 1 no interest shall be payable, whereupon this contract shall be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of sub-paragraph (b)(ii) above shall be applied.

3.	Termination of Seller’s and Builder’s Obligation to Insure :

The Seller’s obligation to cause the Builder to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof to the Buyer.

(End of Article)

ARTICLE XIII– DISPUTES AND ARBITRATION

1.	Disputes :

If any dispute arises between the parties hereto relating to the construction of the Vessel including equipment, machinery, materials and workmanship or in relation to compliance with the rules and regulations of the Classification Society or other applicable regulations or in relation to the contract or the Specifications, the parties may either by mutual agreement refer the dispute to the Classification Society for disputes in respect of whether the Vessel complies with the classification rules and regulations or to a mutually agreed expert for any other issued whose decision shall be final and binding upon the parties hereto or may refer the dispute to arbitration pursuant to paragraph 2 hereof.

2.	Arbitration :

All disputes, unless settled in accordance with Paragraph 1 of this Article XIII, arising out of or in connection with this Contract or its rescission shall be referred to arbitration in London, in accordance with the provisions of Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force. The arbitration shall be conducted, in English language in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced, with reference to three (3) arbitrators (hereinafter called the “Arbitration Board”), where each party shall appoint an arbitrator and the two arbitrators so appointed shall appoint a third arbitrator.

Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party. Within fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within fourteen (14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

If the two arbitrators are unable to agree upon a third Arbitrator within twenty (20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator.

The award of the arbitrators shall be final and binding on the parties.

3.	Alteration of Expected Delivery Date :

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the Vessel, the award may include any postponement of the Expected Delivery Date which the Arbitration Board may deem appropriate and/or a determination by the Arbitration Board as to whether a delay is classified as permissible or non-permissible for the purposes of Article VIII and/or III hereof.

(End of Article)

ARTICLE XIV– RIGHT OF ASSIGNMENT

In addition to Article IX hereof, neither of the parties hereto shall assign this Contract to a third party unless prior consent of the other party is given in writing, provided however, that such consent will not be required in the case of the Buyer assigning this Contract to a bank or financial institution financing any of the instalments payable hereunder and for which prior written notice is given to the Seller and the Builder or to a company nominated and guaranteed by the Buyer and notified by the Buyer to the Seller prior to the delivery of the Vessel.

In case of assignment by the Buyer, such assignment shall be notified to the Japanese Government, and the Buyer shall remain liable under this Contract.

This Contract shall inure to the benefit of and shall be binding upon the lawful successors or the legitimate assignees of the parties hereto.

(End of Article)

ARTICLE XV– TAXES AND DUTIES

1.	Taxes and Duties Imposed in Japan :

The Seller shall bear and pay all taxes and duties imposed in Japan in connection with execution and/or performance of this Contract excluding any taxes and duties imposed in Japan upon the Buyer’s Supplies.

2.	Taxes and Duties Imposed outside Japan :

The Buyer shall bear and pay all taxes and duties imposed outside Japan in connection with execution and/or performance of this Contract except for taxes and duties imposed upon those items and services to be procured by the Builder or the Seller for construction of the Vessel (and the Seller hereby agrees to indemnify and hold harmless the Buyer in relation to such taxes and duties).

(End of Article)

ARTICLE XVI– PATENTS, TRADEMARKS AND COPYRIGHTS, ETC

1.	Patents, Trademarks and Copyrights :

Machinery and equipment of the Vessel may bear the patent number, trademarks or trade names of the manufacturers.

The Seller and the Builder shall indemnify and hold harmless the Buyer from patent liability or claims of patent infringement of any nature or kind including costs and expenses for or on account of any patented or patentable invention made or used in the performance of this Contract and from any claims for breaches of trademarks, copyright or design rights or any other third party rights in respect of the Vessel and raw materials, machines or devices used for or in the construction of the Vessel. The Seller and/or the Builder may at their discretion take over the defence of any such proceedings brought against the Buyer.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The Seller’s and the Builder’s warranty hereunder does not extend to the Buyer’s Supplies, if any.

2.	Specifications, Plans and Drawings :

The Builder retains all rights in and to the Specifications, plans and drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the Vessel and the Buyer undertakes therefore not to bring them to the knowledge of any third parties without the prior written consent of the Builder exception where it is necessary for normal operation, repair and maintenance of the Vessel.

(End of Article)

ARTICLE XVII – BUYER’S SUPPLIES

1.	Responsibility of Buyer :

(a)
The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all items of equipment and supplies specified in the Specifications as being furnished by the Buyer (herein called the “Buyer’s Supplies”) at warehouses or other storages of the Shipyard or other places designated by the Builder in the proper condition ready for installation in or on the Vessel in accordance with the time schedule designated by the Builder.

(b)
In order to facilitate installation by the Builder of the Buyer’s Supplies in or on the Vessel, the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The Buyer, if so requested by the Builder, shall, without any charge to the Builder, cause the representative of the manufacturers of the Buyer’s Supplies to assist the Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves and/or to make necessary adjustments thereof at the Shipyard or other places designated by the Builder.

(c)
Any and all of the Buyer’s Supplies shall be subject to the Seller’s and/or the Builder’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the Buyer, the Seller may cause the Builder to repair or adjust the Buyer’s Supplies without prejudice to the Seller’s and the Builder’s other rights hereunder and without being responsible for any consequences therefrom. In such case, the Buyer shall reimburse the Seller and/or the Builder for all costs and expenses incurred by the Seller and/or the Builder in such repair or adjustment and the Expected Delivery Date shall be automatically extended for a period of time necessary for such repair or replacement.

(d)
Should the Buyer fail to deliver any of the Buyer’s Supplies within the time designated, and as a result of this delay the Builder cannot deliver the vessel on the Expected Delivery Date, the Expected Delivery Date shall be postponed by the period of the actual delay caused by the delay in delivery of the Buyer’s Supplies.

If delay in delivery of any of the Buyer’s Supplies exceeds thirty (30) days, then, the Seller and/or the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel and the Buyer shall accept and take delivery of the Vessel so constructed, unless otherwise mutually agreed upon between the parties hereto.

2.	Responsibility of Seller and/or Builder :

The Builder shall be responsible for storing, insuring and handling with reasonable care the Buyer’s Supplies after delivery thereof at the Shipyard and shall, at its own cost and expense, thereafter install them in or on the Vessel, unless otherwise provided herein or agreed upon by the parties hereto; provided, however, that the Seller and the Builder shall not be responsible for quality, efficiency and/or performance of any of the Buyer’s Supplies.

3.	Running Spares. Stores. Provisions and Other Supplies :

Running spares, stores, provisions and other supplies necessary to be kept or stored on board the Vessel for operation of the Vessel including those provided for in the Specifications are not construed as the Buyer’s Supplies under this Article.

These spares, stores, provisions and supplies shall be furnished to and placed on board the Vessel at the Buyer’s cost and expense.

(End of Article)

ARTICLE XVIII– NOTICE

Any and all notices and communications in connection with this Contact shall be addressed as follows:

To the Buyer :	ENIADEFHI SHIPPING CORPORATION
c/o SAFETY MANAGEMENT OVERSEAS S.A.
32 AVENUE KARAMANLI
P.O.BOX 70837
GR-16605 VOULA
Phone :	+30 210 895 7070
Fax :	+30 210 895 6900

To the Seller :	ITOCHU Corporation
5-1, Kita-Aoyama 2-Chome, Minato-ku,
Tokyo 107-8077, Japan
Attention :	Marine Group No.1 of Marine Department
TOKBR Section
Phone :	81-3-3497-2963
Fax :	81-3-3497-7111

Any and all notices and communications in connection with this Contract shall be written in English language. For the avoidance of doubt, all references to notices in writing shall include notices given by fax. Every notice, request, demand or other communication under this Contract shall be given by first class registered air-mail or other fast delivery postal service or fax or telex and be deemed to have been received (a) in the case of letter posted on the earlier of (i) actual receipt and (ii) five (5) days after being posted and a receipt being obtained from the relevant postal service and (b) in the case of a telefax at the time of dispatch thereof (provided that if the date of receipt or, as the case may be, dispatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day).

(End of Article)

ARTICLE XIX– EFFECTIVE DATE OF CONTRACT

1.
This Contract shall become effective on the date of execution hereof. Notwithstanding the foregoing, in the event that the Construction Permit for the Vessel is not obtained from the Japanese Government prior to keel-laying of the Vessel (i.e. the first structural assembly of the Vessel has been placed in the building dock or on the building berth), then, this Contract shall automatically become null and void, unless otherwise mutually agreed upon in writing between the parties hereto and the parties hereto shall be immediately and completely discharged from all of their obligations to each other under this Contract as though this Contract had never been entered into at all. In such event, the Seller shall refund to the Buyer full amount of the First Instalment as defined in Article II of this Contract together with interest at the rate of six percent (6%) per annum from the date of receipt of such amounts by the Seller until the date of refund thereof within thirty (30) days after the date on which this Contract shall have become null and void.

(End of Article)

ARTICLE XX– SELLER’S AND/OR BUILDER’S DEFAULT

The Buyer shall be entitled to terminate this Contract forthwith whereupon the provisions of Article X hereof shall apply, by the giving of notice to the Seller by letter or facsimile should any of the following events occur:

(a)
the cessation of the carrying on of business or the filing of a petition or the making of an order or the passing of an effective resolution for the winding-up of or the appointment of a receiver of the undertaking or property of, or the insolvency of, the Seller or the Builder unless (i) the Builder or the Seller (whichever is relevant) provide to the Buyer within forty five (45) days of written notice from the Buyer evidence that it remains able to complete the Vessel in accordance with the terms of this Contract and (ii) such evidence is accepted in the fair judgement of the Buyer, or

(b)
the placing of the Seller or the Builder under court protection or analogous proceedings or corporate reorganization unless (i) the Builder or the Seller (whichever is relevant) provide to the Buyer within one hundred and twenty (120) days of written notice from the Buyer evidence that it remains able to complete the Vessel in accordance with the terms of this Contract and (ii) such evidence is accepted in the fair judgement of the Buyer.

(End of Article)

ARTICLE XXI– INTERPRETATION

1.	Laws and Regulations Applicable :

The parties hereto agree that this Contract shall be governed by, and the validity and interpretation of this Contract and of each Article and part thereof shall be construed and interpreted in accordance with, the laws of England.

2.	Discrepancies :

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall govern. The Specifications and the Plans and Drawings (which expression for the purposes of this Paragraph shall include the Plan) are also intended to explain each other, and anything shown on the Plans and Drawings and not stipulated in the Specifications or stipulated in the Specifications and not shown on the Plans and Drawings shall be deemed and considered as if embodied in both.

3.	Entire Agreement :

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any matter of this Contract.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

Buyer:	Seller:

/s/ George Papadopoulos	/s/ Y. Nishimuro
ENIADEFHI SHIPPING CORPORATION	ITOCHU CORPORATION

By: George Papadopoulos	By: Y. Nishimuro

Title: Attorney-in-fact	Title: Attorney-in-fact

Witness:	Witness:

By: /s/ L.N. Barbaris	By: /s/ H. Fujimoto

Name: L.N. Barbaris	Name: H. Fujimoto

Title:	Title:

EXHIBIT “A”

STAGE CERTIFICATE

Hull No. 3255 of IHI MARINE UNITED INC. (the “Builder”) under the Shipbuilding Contract dated the 28th day of August 2006 (the “Shipbuilding Contract”) made between the Builder and ITOCHU CORPORATION (the “Seller”), and the Shipsales Contract dated the 28th day of August 2006 (the “Shipsales Contract”) made between ENIADEFHI SHIPPING CORPORATION (the “Buyer”) and the Seller (both the “Contracts”)

We hereby certify in connection with the Contracts of the above Vessel that [__________________]

The Builder	The Buyer

Authorised Representative	Authorised Representative
For and on behalf of
The Classification Society
Dated

EXHIBIT “B”

PERFORMANCE GUARANTEE

Messrs. ITOCHU Corporation

Dear Sirs

We hereby irrevocably and unconditionally, and jointly and severally with ENIADEFHI SHIPPING CORPORATION (hereinafter called the “BUYER”), guarantee to you (i) the due and punctual payment of each instalment of the Contract Price and all other sums of money owing to you by the Buyer under the Shipsales Contract (hereinafter called the “Contract”) dated 15 March 2006 in respect of one (1) unit of D/W 87,000M.T. Type Bulk Carrier bearing the Hull No.3255 (hereinafter called the “Vessel”) of IHI MARINE UNITED INC., Japan and (ii) the due and punctual performance of any other obligations of the Buyer under the Contract, and theretofore, we hereby irrevocably and unconditionally (save as provided below) agree that should there be any default in payment of any sum or any default of performance of any obligation thereunder, we shall, immediately upon your simple demand (to be addressed in writing to us at 32 Avenue Karamanli, GR-16605 Voula, Athens, Greece, Telefax: +30-210-895-6900), make payment of such sum or perform such other obligation in your favour in accordance with the terms thereof.

This Performance Guarantee shall become effective upon execution by us and shall become null and void upon rescission by the BUYER of the Contract or delivery to and acceptance by the Buyer of the Vessel, and in either case this Guarantee and any copies thereof in your possession shall be immediately returned to us.

The existence of this Performance Guarantee and its terms and conditions shall be treated by you as confidential and shall not be disclosed by you to any person, authority or entity and your obligation of confidentiality hereunder shall continue even after the return of this Performance Guarantee to us.

This Performance Guarantee shall be governed by and construed in accordance with the laws of England and any dispute arising under or in connection with this Performance Guarantee shall be submitted to arbitration on terms similar to those provided pursuant to the provisions of Article XIII of the Contract, which Article shall be incorporated mutatis mutandis in this Performance Guarantee.

Dated: _________________________________

By:

Title:

EXHIBIT “C”

ENIADEFHI SHIPPING CORPORATION
c/o SAFETY MANAGEMENT OVERSEAS S.A.

32 Avenue Karamanli

GR-16605 Voula, Athens, Greece

REFUND GUARANTEE

Gentlemen:

We hereby open our irrevocable Letter of Guarantee number in favour of ENIADEFHI SHIPPING CORPORATION (hereinafter called the “Buyer”) for account of ITOCHU CORPORATION (hereinafter called the “Seller”) as follows in connection with the Shipsales Contract dated ______________ (hereinafter called the “Contract”) made by and between the Buyer and the Seller for the construction and sale of one (1) D/W 87,000 M.T. Type Bulk Carrier having Hull No.3255 of IHI MARINE UNITED INC. (hereinafter called the ‘Vessel”).

If in connection with the terms of the Contract the Buyer shall become entitled to a refund of the _____ instalment paid to the Seller prior to the delivery of the Vessel (not exceeding JP¥________ (say _____________ Japanese Yen only)), we hereby irrevocably guarantee the repayment of the same to the Buyer within fifteen (15) business days after demand by the Buyer together with interest thereon at the rate of ten per cent (10%) per annum or, in relation to a period of time during which a force majeure event operated, without any interest for the duration of “permissible delays” pursuant to Article VIII, from the date following the date of receipt by the Seller to the date of remittance by telegraphic transfer of such refund.

Payments will be made by us against Buyer’s written demand and signed statement certifying that Buyer’s demand for refund has been made in conformity with Article X of the Contract and the Seller has failed to make the refund.

This Letter of Guarantee is assignable to any third party.

This Letter of Guarantee is valid from the date of this Letter of Guarantee until the earlier of (i) receipt by the Buyer of the sum guaranteed hereby or (ii) acceptance by the Buyer of the delivery of the Vessel in accordance with the terms of the Contract.

This Letter of guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the exclusive jurisdiction of the High Court of Justice of England and Wales in relation to any dispute or difference arising hereunder or connected herewith.

All demands, statements or notices in connection with this Letter of Guarantee shall be validly given if sent to us by telefax to our office at [country and town of office] as follows:

[                                                           ]

Fax:

In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall be equal to the amount that would have been received if such deduction or withholding were not required.

This Letter of Guarantee shall remain in full force and effect, notwithstanding any amendments made to the Contract by the parties thereto.

Very truly yours